Exhibit 3.2

                            LLC OPERATING AGREEMENT

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                          RIDGEWOOD ENERGY O FUND, LLC

     THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made and entered as of February 16, 2005 by and among Ridgewood Energy Corporation, a Delaware corporation ("Manager"), and the Investors as defined below.

     WHEREAS, the Manager has formed and the Investors have agreed to become members of RIDGEWOOD ENERGY O FUND, LLC, a Delaware limited liability company (the "Fund") and the Manager has caused a certificate of formation to be executed and filed with the Delaware Secretary of State pursuant to Section 18-201 of the Delaware Limited Liability Company Act ("Delaware Act").

     NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties agree as follows:

                       ARTICLE 1: ORGANIZATION AND POWERS

     1.1 Name. The name of the Fund is "RIDGEWOOD ENERGY O FUND, LLC". The Manager may conduct the business of the Fund or hold its property under other names as necessary to comply with law or to further the affairs of the Fund, as it deems advisable in its sole discretion. This Agreement, the Certificate and any other documents, and any amendments of any of the foregoing, required by law or appropriate, shall be recorded in all offices or jurisdictions where the Fund shall determine such recording to be necessary or advisable for the conduct of the business of the Fund.

     1.2 Purpose (a) The Fund's purpose is to acquire, drill, construct and develop natural gas prospects, including natural gas infrastructure projects, in the offshore waters of Texas and Louisiana in the Gulf of Mexico ("Natural Gas Projects"). In addition to these acquisition and development activities, the Fund may participate in pre-development and other preparatory activities for the Natural Gas Projects, including without limitation, evaluation, investigation, due diligence activities, permitting, and other development activities. The Fund may effect any of these transactions on its own, together with Affiliates, or together with non-Affiliates, and may do so with the encouragement or consent of management or controlling equity holders of the entity it invests in or without such consent.

     (b) In carrying out its purposes, the Fund has the power to perform any act that is necessary, advisable, customary or incidental thereto. It may invest in a passive or active manner in, develop, plan, construct, manage, operate, advise, transfer or dispose of, any facility or interest and produce or market products or services. The Fund may act independently, through subsidiary organizations, in cooperation with others or through business entities in which others have interests whether as principal, agent, partner, owner, member, associate, joint venturer or otherwise. When related to its purposes, the Fund may also guarantee obligations of other persons, supply collateral for those obligations or for the issuance of letters of credit or surety bonds benefiting other persons, enter into leases as lessor or lessee or acquire goods or services for the use or benefit of other persons.

     (c) Without the prior affirmative vote or written consent of Investors whose aggregate Capital Contributions constitute more than 5Q% of all Capital Contributions to the Fund at such time, the Fund will not take any action that would cause it to be required to register as an "investment company" subject to the requirements of the Investment Company Act of 1940 and will not hold itself out as an "investment company."

     (d) The Fund may make interim investments of funds and may take all action necessary, advisable or appropriate to maintain its existence, enforce this Agreement and its rights or the rights of the Shareholders and comply with legal requirements.

     1.3 Relationships among Shareholders; No Partnership. As among the Fund, the Shareholders and the officers and agents of the Fund, a limited liability company and not a partnership is created by this Agreement and the Certificate irrespective of whether any different status may be held to exist for tax purposes. The Shareholders hold only the relationship of members of the Fund with only such rights as are conferred on them by this Agreement and the Delaware Act.

     1.4 Organization Certificates. The parties hereto have or shall cause to be executed and filed (a) the Certificate, (b) such certificates as may be required by so-called "assumed name" laws in each jurisdiction in which the Fund has a place of business, (c) all such other certificates, notices, statements or other instruments required by law or appropriate for the formation and operation of a Delaware limited liability company in all jurisdictions where the Fund may elect to do business, and (d) any amendments of any of the foregoing required by law or otherwise appropriate.

     1.5 Principal Place of Business. The principal place of business of the Fund shall be 1314 King Street, Wilmington, Delaware 19801, or such other place as the Fund may designate from time to time by notice. The Fund may maintain such other offices at such other places as the Fund may determine to be in the best interests of the Fund.

     1.6 Admission of Investors. (a) The Fund shall have the unrestricted right at all times prior to the Termination Date to admit to the Fund such Investors as it may deem advisable. One Investor Share will be issued for each accepted subscription for $150,000 of Capital Contributions (before discounts or incentives) and fractional Shares may be issued in the Manager's sole discretion for proportional amounts of Capital Contributions. After the Termination Date,
Section 9.6 shall govern the sale of Shares or different classes of Shares.

     (b) The aggregate subscriptions received for Capital Contributions of the Investors and accepted by the Fund will not exceed 535 Investor Shares ($80,250,000), immediately following the admission of such Investors. However, at any time prior to the Termination Date, the Manager in its sole discretion may increase the number of Investor Shares to 935 Investor Shares or more.

     (c) (i) If, by the close of business on December 31, 2005, Investor Shares representing Investor Capital Contributions in the aggregate amount of at least $1,500,000 have not been sold, the Fund shall be immediately dissolved at the expense of the Manager and all subscription funds shall be forthwith returned to the respective subscribers together with any interest earned thereon.

         (ii) If the Fund withdraws the Offering after the Fund has received Investor Shares representing Investor Capital Contributions in the aggregate amount of at least $1,500,000, but before the Termination Date, the Fund shall be immediately dissolved at the expense of the Manager and all subscription funds, net of third party fees, shall be returned to the respective subscribers together with any interest earned thereon. For purposes of this Section 1.6
(c)(ii), third party fees do not include any fees paid to the Manager or its affiliates.

         (iii) All funds received from such subscriptions until used by the Fund will be deposited in the Fund's name in an escrow account at a commercial bank.

     (d) Each Investor shall execute a Subscription Agreement and will make a Capital Contribution to the Fund equal to $150,000 per Investor Share. The Fund may accept or reject any subscription in whole or in part in its sole discretion. Each Investor who executes an accepted Subscription Agreement shall be admitted to the Fund as a Shareholder.

     (e) The Capital Contribution for Investor Shares must be paid to the Fund at the time of subscription.

     1.7 Term of the Fund. For all purposes, this Agreement shall be effective on and after its date and the Fund shall continue in existence until December 31, 2040, at which time the Fund shall terminate unless sooner terminated under any other provision of this Agreement.

     1.8 Powers of the Fund. Without limiting any powers granted to the Fund under this Agreement or applicable law, in carrying out its purposes the Fund has all powers granted to a limited liability company organized under the Delaware Act, including, without limitation:

     (a) To borrow money or to loan money and to pledge or mortgage any and all Fund Property, to execute and provide guarantees, to execute conveyances, mortgages, security agreements, assignments and any other contract or agreement deemed proper and in furtherance of the Fund's purposes and affecting it or any Fund Property; provided, however, that the Fund shall not loan money to the Manager, or any other Managing Person;

     (b) To pay all indebtedness, taxes and assessments due or to be due with regard to Fund Property and to give or receive notices, reports or other communications arising out of or in connection with the Fund's business or Fund Property;

     (c) To collect all monies due the Fund;

     (d) To establish, maintain and supervise the deposit of funds or Fund Property into, and the withdrawals of the same from, Fund bank accounts or securities accounts;

     (e) To employ accountants to prepare required tax returns and provide other professional services and to pay their fees at the Fund's expense;

     (f) To make any election relating to adjustments in basis on behalf of the Fund or the Shareholders which is or may be permitted under the Code, particularly with respect to Sections 743, 754 and 771 of the Code;

     (g) To employ legal counsel for Fund purposes or for the Manager, or permit the Manager itself to employ legal counsel, for Fund and other purposes permitted hereunder and to pay their fees and expenses at the Fund's expense; and

     (h) To invest in any asset consistent with the objectives of the Fund described in the Memorandum.

                             ARTICLE 2: DEFINITIONS

         The following terms, whenever used herein, shall have the meanings assigned to them in this Article 2 unless the context clearly indicates otherwise. References to sections and articles without further qualification denote sections and articles of this Agreement. The singular shall include the plural and masculine gender shall include the feminine, and vice versa, as the cont requires, and the terms "person" and "he" and their derivations whenever used herein shall include natural persons and entities, including, without limitation, corporations, partnerships, limited liability companies and trusts, unless context indicates otherwise.
     "Act"---The federal Securities Act of 1933, as amended, and the rules regulations promulgated thereunder.
     "Adjusted Capital Account Deficit"--- with respect to any Shareholder the deficit balance, if any, in such Shareholder's Capital Account as of the enc the relevant Fiscal Year, with the following adjustments:

A credit to such Capital Account of any amounts which such Shareholder obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and

A debit from such Capital Account for the items described in Sections 1.71 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of
Regulations.

The foregoing definition of "Adjusted Capital Account Deficit" is intended to com with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall interpreted consistently therewith.

     "Affiliate"---An "Affiliate" of, or person "Affiliated" with, a specified per. is a person that directly, or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the person specified.
     "Agreement"---This Limited Liability Company Agreement, as further amended from time to time.
     "Available Cash from Dispositions"--- The amount by which (a) the s of (i) the total cash proceeds received by the Fund in connection with the transfer, injury, distribution, condemnation, or other disposition of Fund Property interest therein) that is made other than in the ordinary course of the Fur business, plus (ii) the proceeds of any insurance payments or financing transactions that are not otherwise used to construct, replace or repair Fund

Property, exceed (b) the amount that the Manager determines is necessary to be retained by the Fund (i) to satisfy any debt or other obligation of the Fund that is secured by, attributable to or otherwise connected with the Fund Property disposed of (including Shareholder loans, if any) and (ii) to establish reasonable reserves for actual or contingent obligations of the Fund.
     "Available Cash from Operations"--- The total cash received by the Fund from operation of the business in the ordinary course (but excluding any Available Cash from Dispositions and excluding any Investor Capital Contributions), less (i) all operating expenses and other cash expenditures, and
(ii) such reserves for operating expenses, debt service and other actual or contingent obligations and liabilities of the Fund as the Manager may determine are necessary or advisable.
     "Capital Account"---The amount representing a Shareholder's capital interest in the Fund, as determined under Article 6 hereof.
     "Capital Contributions"---The aggregate capital contributions of the Investors accepted by the Fund in payment of the purchase price of one or more whole or fractional Investor Shares, minus any return of capital by the Fund pursuant to Section 5.3.
     "Certificate"---The Certificate of Formation of the Fund, as amended from time to time. "Code"---The United States Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of any succeeding law and, to the extent applicable, any rules and regulations promulgated thereunder.
     "Delaware Act"---The Delaware Limited Liability Company Act, as amended from time to time (currently codified as Title 6, Chapter 18 of the Delaware
Code).
     "Dry-Hole Costs" --- The cost of drilling a well.
     "Escrow Date" --- The later of the dates on which the Fund (i) accepts Investor subscriptions of at least $1,500,000in the aggregate, and (ii) has in deposit at least $1,500,000 in collected funds in escrow under Section 1.6
(c) provided, however, the Escrow Date shall not be later than December 31, 2005.
     "Fiscal Year"---The calendar year ending December 31st.
     "Fund"---Ridgewood Energy 0Fund, LLC, a Delaware limited liability company. "Fund Property" --- All property owned or acquired by the Fund. "Investor"---A purchaser of whole or fractional Investor Shares (which will include the Manager to the extent it acquires Investor Shares for its own account) whose subscription is accepted by the Fund.
     "Investor Share" --- An Investor Share in the Fund representing a required Capital Contribution (before any discounts or waivers of fees) of $150,000.
     "Losses"---Defined at "Profits" or "Losses."

     "Management Share" - The equity interest in the Profits and Losses of the Fund and in distributions granted to Ridgewood as compensation for organizing and sponsoring the Fund and acting as its Manager.
     "Managing Person"---Any of the following: (a) Fund officers, agents, consultants or Affiliates, the Manager and (b) any directors, trustees, officers, agents or Affiliates of any organizations named in (a), above, when acting on behalf of the Fund.
     "Manager"- Ridgewood Energy Corporation and any successor, substitute or different Manager under this Agreement.
     "Memorandum"---The Confidential Memorandum dated February 16, 2005 of the Fund, as the same may be amended or supplemented from time to time.
     "1940 Act"---The federal Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
     "Non-recourse Deductions"---Shall have the meaning set forth in
Regulations Section 1.704-2(b)(1) and 1.704-2(c).
     "Non-recourse Liability"--- Shall have the meaning set forth in Regulations
Section 1.752-1(a)(2).
     "Natural Gas Projects" --- The natural gas projects acquired and developed by the Fund.
     "Partnership Minimum Gain" --- Shall have the meaning set forth in Regulations Section 1.704-(2)(b)(2) and 1.704-2(d).
     "Placement Agent"---Ridgewood Securities Corporation, a Delaware corporation, or any successor.
     "Profits" or "Losses"---For a given fiscal period, an amount equal to the taxable income or loss for such period, determined in accordance with Code
Section 703 (a) (for this purpose, all items of income, gain, expense, loss, deduction or credit required to be stated separately pursuant to Code Section 703 (a)(1) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition and any income and gain described in Regulation Section 1.7041 (b)(2)(iv)(g) shall be added to such taxable income or loss;
     (b) Any expenditures  described in Code Section 705 (a)(2)(B) or treated as
Code  Section   705(a)(2)(B)   expenditures   pursuant  to  Regulation   Section
1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;
     (c) In the event of a distribution in kind under Section 8.4, the amount of any unrealized gain or loss deemed to have been realized on the property distributed shall be added or subtracted from such taxable income or loss; and
     (d) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 4.3, and 7.4 shall not be taken into account in computing Profits or Losses.

     "Regulation"---A final or temporary Treasury regulation promulgated under the Code.
     "Ridgewood Energy Corporation" or "Ridgewood" -- Ridgewood Energy Corporation, a Delaware corporation.
     "Salvage Fund" --- As used herein shall have the meaning set forth in
Section 9.7.
     "Shareholder" --- The Investors and the owner of the Management Share. The Shareholders are the members of the Fund.
     "Share"---A Shareholder's interest as a member of the Fund.
     "Subscription Agreement"---The form of subscription agreement
(contained in Exhibit D to the Memorandum, which is separately bound) which each prospective Investor must complete and execute in order to subscribe for an interest in the Fund.
     "Supplemental Offering" --- A supplemental offering by the Fund at a date to be determined and as further described in Section 9.6.
         "Termination Date" --- The date on which the initial offering of Investor Shares is ended, as set or extended from time to time by the Fund in its sole discretion, provided that the Termination Date may not occur before the Escrow Date, and that if the Offering is withdrawn, the Termination Date is the date the Fund elects to do so. In no event shall the Termination Date extend beyond ninety (90) days beyond December 31, 2005.
     "Working Interest" --- For purposes of this Agreement, a Working
Interest is an interest under a natural gas well, which carries with it the obligation to pay the costs of the operation of such well. The holders of the entire Working Interest bear 100% of the costs of exploring, drilling, developing and operating the well and are entitled to receive revenues derived from the natural gas production of the well which remain after deduction of the cost of processing, transporting and marketing such natural gas, including royalty payments.

                             ARTICLE 3: LIABILITIES

     3.1 Liability of Investors in General. No Investor shall be personally liable for any debt, obligation, or liability of the Fund whether arising in contract, tort or otherwise, in any amount beyond the unpaid amount, if any, of the Capital Contribution subscribed for by him, solely by reason of being a Shareholder of the Fund.

     3.2 Liability of Investors to Fund and Shareholders. No Investor in his capacity as such shall be liable, responsible or accountable in damages or otherwise to any other Shareholder or the Fund for any claim, demand, liability, cost, damage or cause of action of any nature whatsoever that arises out of or that is incidental to the management of the Fund's affairs.

     3.3 Liability of Managing Persons to Third Persons, Fund and Shareholders. No Managing Person shall be liable to any person other than the Fund or a Shareholder for any obligation of the Fund. No Managing Person shall have liability to the Fund or to any Shareholder for any loss suffered by the Fund that arises out of any action or inaction of the Managing Person if the Managing Person, in good faith, determined that such course of conduct was in the Fund's best interest and such course of conduct did not constitute bad faith, gross negligence or willful misconduct of such Managing Person. Nothing in this
Section 3.3, however, shall limit or supersede any contractual or other defenses a Managing Person may have against the Fund or a Shareholder.

     3.4 Indemnification of Managing Persons. (a) Each Managing Person shall be indemnified from Fund Property against any losses, liabilities, judgments, expenses and amounts paid in settlement of any claims sustained by him in connection with the Fund or claims by the Fund, in right of the Fund or by or in right of any Shareholder. The Manager shall have full and complete discretion to authorize indemnification of any Managing Person consistent with the requirements of this Agreement at any time, regardless of whether a claim is pending or threatened and regardless of any conflict of interest between the Manager and the Fund that may arise in regard to the decision to indemnify a Managing Person.

     (b) Expenses, including attorneys' fees, incurred by a Managing Person in defending any action, suit or proceeding shall be paid by the Fund in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by the recipient to repay such amount if it shall ultimately be determined that the Managing Person is not entitled to be indemnified by the Fund under this Agreement or otherwise and if it is reasonable to make the advance.

     (c) Rights to indemnification and advances of expenses under this Agreement are not exclusive of any other rights to indemnification or advances to which a Managing Person may be entitled, both as to action in a representative capacity or as to action in another capacity taken while representing another. The restrictions of this Article 3 do not apply to directors and officers' insurance or any other insurance or bond by the Fund or by a Managing Person on behalf of the Fund, nor do they apply to any claim against or proceeds of that insurance or bond.

     (d) Each Managing Person shall be entitled to rely upon the opinion or advice of or any statement or computation by any counsel, engineer, accountant, investment banker or other person retained by such Managing Person or the Fund that he believes to be within such person's professional or expert competence. In so doing, he or she will be deemed to be acting in good faith and with the requisite degree of care unless he or she has actual knowledge concerning the matter in question that would cause such reliance to be unwarranted.

                    ARTICLE 4: ALLOCATION OF PROFIT AND LOSS

         4.1 General. The rules set forth below in this Article 4 shall apply for the purposes of determining each Shareholder's allocable share of the items of income, gain, loss and expense of the Fund comprising Profits or Losses of the Fund for each Fiscal Year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Shareholder's Capital Account to reflect the aforementioned general and special allocations. For each Fiscal Year, the special allocations in Section 4.3 and Section 7.4 hereof shall be made immediately prior to the general allocations of Section 4.2hereof. Allocations to the Investors shall be made in accordance with their relative Investor Shares.

         4.2      General Allocations.

         (a) General. Except as provided in Section 4.3hereof and subject to
Article 7, 8 and 9 hereof, all items of income, gain, expense, loss, deduction and credit of the Fund shall be allocated 15% to the Manager and 85% to the Investors.

         (b) Loss Limitation. Notwithstanding anything to the contrary contained in this Section 4.2, the amount of Losses allocated to any Shareholder shall not exceed the maximum amount of such items that can be so allocated without causing such Shareholder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All such items in excess of the limitation set forth in the previous sentence shall be allocated first to Shareholders who would not have an Adjusted Capital Account Deficit, pro rata, until no Shareholder would be entitled to any further allocation, and then to the Manager.
         (c) No Deficit Restoration Obligation. Except as provided in Section 14.6, at no time during the term of the Fund or upon dissolution and liquidation thereof shall a Shareholder with a negative balance in his, her or its Capital Account have any obligation to the Fund or the other Shareholders to restore such negative balance, except as may be required by law.

         (d) Items. Except as otherwise provided in this Agreement, all items of Fund income, gain, expense, loss, and deduction for a particular Fiscal Year and any other allocations not otherwise provided for shall be divided among the Shareholders in the same proportions as they share Profits or Losses, as the case may be, for such Fiscal Year.

         (e) Tax Reporting. The Shareholders shall be bound by the provisions of this Agreement in reporting their shares of Fund Profits, Losses and other items for income tax purposes.

         (f) Allocation to Fiscal Periods. The Fund may use any permissible method under Code Section 706(d) and the Regulations thereunder to determine Profits, Losses and other items on a daily, monthly or other basis for any Fiscal Year in which there is a change in a Shareholder's interest in the Fund.

         (g) Capital Account Regulations. The definition of "Capital Account" and certain other provisions of this Agreement are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. These Regulations contain additional rules governing maintenance of Capital Accounts that may not have been provided for in this Agreement because, in part, these rules may relate to transactions that are not expected to occur and in some instances are prohibited by this Agreement. If the Fund after consultation with its regular accountants or tax counsel determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, or to avoid the effects of unanticipated events that might otherwise cause this Agreement not to comply with such Regulations, the Fund shall make such modification without the need of prior notice to or consent of any Shareholder; so long as no such modification is likely to have a material effect on the amounts distributable to any Shareholder.

         4.3 Capital Contribution Allocations. Subject to Section 1.6 and Articles 7, 8, and 9 hereof, all items of expense, loss, deduction and credit attributable to the expenditure of any Capital Contributions and all income and gains derived from temporary investment of the Fund's funds prior to application of such funds to the business of the Fund shall be allocated 1% to the Manager and 99% to the Investors.

         4.4 Tax Allocations. The tax allocations made pursuant to this Section
4.4 shall be solely for tax purposes and shall not affect any Shareholder's Capital Account or share of non-tax allocations or distributions under this Agreement.

         (a) Section 704(c) Allocations. In the event any property of the Fund is credited to the Capital Account of a Shareholder at a value other than its tax basis, the allocations of taxable income, gain, loss and deductions with respect to such property shall be made in a manner that will comply with Code
Section 704(b) and 704 (c) and the Regulations thereunder. The Fund, in the sole and absolute discretion of the Manager, may make, or not make, "curative" or "remedial" allocations (within the meaning of the Regulations under Code Section 704 (c) including, but not limited to:

     (i) "curative" allocations which offset the effect of the "ceiling rule" for a prior Fiscal Year (within the meaning of Regulations Section 1.704-3(c)(3)(ii)); and

     (ii) "curative" allocations from dispositions of contributed property (within the meaning of Regulations Section 1.704-3(c)(3(iii)(B)).

     (b) Depreciation Recapture. To the maximum extent permitted by the Code, income realized by the Fund in the nature of recapture of depreciation or other cost recovery allowances (other than of Non-recourse Deductions or Shareholder Non-recourse Deductions) shall be allocated to Shareholders in the same proportions as depreciation allowances were allocated to them.

                ARTICLE 5: CAPITAL CONTRIBUTIONS OF SHAREHOLDERS

     5.1 Additional Capital Contributions. Other than the full payment of a Shareholder's Capital Contribution, no Shareholder of the Fund shall be required to make additional contributions to the Fund. However, the Manager may from time to time and within its sole discretion seek additional capital contributions from Shareholders, and others, through a supplemental offering, as described in
Section 9.6 hereof. No Shareholder shall be required to participate in such supplemental offering and the failure to do so shall have no impact, adverse or otherwise, on such Shareholder's rights and obligations under this Agreement.

     5.2 Manager's Capital Contributions. The Manager in its capacity as Manager shall only be required to make Capital Contributions in accordance with Section 14.6.

     5.3. Returns of Capital. If the Fund for any reason at any time does not find it necessary or appropriate to retain or expend all Capital Contributions, the Manager in its sole discretion may cause the Fund to return any or all such excess Capital Contributions ratably to Investors. The Investors will be notified of the source of the payment. The Fund is not obligated to return the amount of any fees charged in connection with the Investor Capital Contribution and the return of an Investor Capital Contribution is net of any fees so charged.

                           ARTICLE 6: CAPITAL ACCOUNTS

     6.1 Capital Accounts. A Capital Account shall be established and maintained for each Shareholder and shall be adjusted as follows:

     (a) The Capital Account of each Shareholder shall be increased by:

     (1) The amount of such Shareholder's Capital Contributions to the Fund;

     (2) The amount of Profits allocated to such Shareholder pursuant to Articles 4 and 7;

     (3) The fair market value of property contributed by the Shareholder to the Fund (net of liabilities secured by the contributed property that the Fund under Code Section 752 is considered to have assumed or taken subject to);

     (4) Any items in the nature of income or gain that are specially allocated to such Shareholder or adjusted pursuant to Sections 4.3 and 7.4; and

     (b) The Capital Account of each Shareholder shall be decreased by:

     (1) The amount of Losses allocated to such Shareholder pursuant to Articles 4 and 7;

     (2) All amounts of money and the fair market value of property paid or distributed to such Shareholder pursuant to the terms hereof (other than payments made with respect to loans made by such Shareholder to the Fund), net of liabilities secured by that property that the Shareholder under Code Section 752 is considered to have assumed or taken subject to;

     (3) Any items in the nature of expenses or losses that are specially allocated to such Shareholder pursuant to Sections 4.3 and 7.4; and

     (4) Any return of a Capital Contribution under Section 5.3.

     6.2 Calculation of Capital Account. Whenever it is necessary to determine the Capital Account of any Shareholder, the Capital Account of such Shareholder shall be determined in accordance with the rules of Regulation Sections 1.704-1(b) (2) (iv) and 1.704-2(as amended from time to time). If necessary to comply with the Code, an adjusted Capital Account may be employed.

     6.3 Effect of Loans. Loans by any Shareholder to the Fund shall not be considered contributions to the capital of the Fund.

     6.4 Withdrawal of Capital. No Shareholder shall be entitled to withdraw any part of his Capital Account or to receive any distribution from the Fund, except as specifically provided herein.

     6.5 Capital Accounts of New Shareholders. Any person who shall acquire Shares in accordance with the terms and conditions of Article 13 of this

Agreement shall have the Capital Account of his transferor after adjustments reflecting the transfer, if any, except as specifically provided herein.

     6.6 Limitation. Neither the Manager nor any other Managing Person shall be required or shall have any personal liability to fund any or all of any negative Capital Account of any Investor, including without limitation Investor Capital Contributions.

           ARTICLE 7: ADDITIONAL PROVISIONS APPLICABLE TO ALLOCATIONS

     7.1 Determination of Income and Loss. At the end of each Fiscal Year, and at such other times as the Fund shall deem necessary or appropriate, each item of Fund income, gain, expense, loss, deduction and credit shall be determined for the period then ending and shall be allocated to the Capital Account of each Shareholder in accordance with this Agreement. With respect to the admission of Shareholders, the Fund will use the "interim closing date" method of accounting as permitted by the Regulations.

     7.2 Determination of Income and Loss in the Event of Transfer. In the event that a Shareholder transfers his interest in the Fund in accordance with the terms of this Agreement, the determination and allocation described in Section
7.1 shall be made as of the date of such transfer and thereafter all such allocations shall be made to the account of the transferee of such interest; provided, however, that the Fund may determine that such determination and allocation shall be pro rata to the Shareholders based upon the actual number of days in such Fiscal Year that each such Shareholder held an interest in the Fund. In the event of a pro rata determination and allocation, the foregoing provisions of this Section relating to a pro rata determination and allocation will not be applicable to the distributive shares, with respect to the Shares transferred, of items of Fund income, gain, expense, loss, deduction and credit arising out of (a) the sale or other disposition of all or substantially all Fund Property, or (b) other extraordinary nonrecurring items, all of which will be allocated to the holder of such Fund interest on the date such items of Fund income, gain, expense, loss, deduction and credit are earned or incurred.

     7.3 Allocation of Net Income and Net Losses. All items of income, gain, expense, loss, deduction and credit of the Fund from operations and in the ordinary course of operation of Fund Property shall be allocated among the Shareholders in accordance with Article 4.

     7.4 Qualified Income Offset and Other Allocation Provisions. (a) If there is a net decrease in "partnership minimum gain" (within the meaning of Regulation Section 1.704-2(d)) during a fiscal period, then there shall be allocated to each Shareholder items of income and gain for such fiscal period (and, if necessary, subsequent fiscal periods) in proportion to, and to the extent of, an amount equal to the portion of such Shareholder's share of the net decrease in partnership minimum gain during such fiscal period that is allocable to the disposition of Fund Property subject to one or more Non-recourse Liabilities of the Fund. However, such allocation shall be reduced to the extent (i) the Shareholder contributes capital to the Fund that is used to repay the Non-recourse Liability and (ii) the Shareholder's share of the net decrease in partnership minimum gain is caused by the repayment. The foregoing is intended to be a "minimum gain chargeback" provision as described in Regulation Section 1.704-2(f), and shall be interpreted and applied in all respects in accordance with such Regulation. If there is a net decrease in the minimum gain attributable to a "partner non-recourse debt" (as defined in Regulation Section 1.704-2(b) (4)) for a fiscal period, then, in addition to the amounts, if any, allocated pursuant to the first sentence of this Subsection 7.4 (a), there shall be allocated to each Shareholder with a share of such minimum gain attributable to a "partner non-recourse debt" items of income and gain for such fiscal period (and, if necessary, subsequent fiscal periods) in proportion to, and to the extent of, an amount equal to the portion of such Shareholder's share of the net decrease in the minimum gain attributable to a partner non-recourse debt during such fiscal period that is allocable to the disposition of Fund Property subject to one or more Non-recourse Liabilities of the Fund. However, such amount shall be reduced to the extent (i) the Shareholder contributes capital to the Fund that is used to repay the Non-recourse Liability and (ii) the Shareholder's share of the net decrease in the minimum gain attributable to a partner non-recourse debt is caused by the repayment.

     (b) If during any fiscal period of the Fund a Shareholder unexpectedly receives an adjustment, allocation or distribution described in Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in the Shareholder's Capital Account, there shall be allocated to the Shareholder items of income and gain (consisting of a pro rata portion of each item of Fund income, including gross income, and gain for such period) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. The foregoing is intended to be a "qualified income offset" provision as described in Regulation Section 1.704-1(b)(2)(ii)(d), and shall be interpreted and applied in all respects in accordance with such Regulation.

     (c) Notwithstanding anything to the contrary in Article 4 or this Article 7, any item of deduction, loss or Code Section 705 (a)(2)(B) expenditure that is attributable to "partner non-recourse debt" shall be allocated in accordance with the manner in which the Shareholders bear the economic risk of loss for such debt (determined in accordance with Regulation Section 1.704-2(i)).

     (d) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraph (a), (b) or (c) of this Section 7.4

("Required Allocations") and such allocation is inconsistent with how the same amount otherwise would have been allocated under Sections 4.1and 4.2, subsequent allocations under Sections 4.1and 4.2 shall be made, to the extent possible, in a manner consistent with paragraphs (a), (b) and (c) of this Section 7.4which negates as rapidly as possible the effect of all previous Required Allocations.

     (e) Solely for federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property carried on the Fund's books at a value other than its tax basis shall be allocated (i) in the case of property contributed in kind, in accordance with the requirements of Code Section 704 (c) and such Regulations as may be promulgated thereunder from time to time, and (ii) in the case of other property, in accordance with the principles of Code Section 704 (c) and the Regulations thereunder, in each case, as incorporated among the requirements of the relevant provisions of the Regulations under Code Section 704(b).

                    ARTICLE 8: DISTRIBUTIONS TO SHAREHOLDERS

     8.1 Distributions of Available Cash from Operations. Subject to the terms of this Agreement, the Fund shall make distributions to Shareholders of Available Cash from Operations with respect to each Fiscal Year in the manner and at the time determined by the Manager. The amount of Available Cash From Operations determined to be available, if any, will be distributed 15% to the Manager and 85% to the Investors.

     8.2 Distribution of Available Cash from Dispositions. Subject to the terms of this Agreement, the Fund shall make distributions to Shareholders of Available Cash from Dispositions with respect to each Fiscal Year, in the manner and at the times determined by the Manager, as follows:

     (i) Before Investors have received total distributions (including distributions from Available Cash From Operations) equal to their Capital Contributions, 99% of Available Cash From Dispositions will be distributed to Investors and 1% to the Manager.

     (ii) After Investors have received total distributions (including Available Cash From Operations and any distributions of Available Cash From Dispositions) equal to their Capital Contributions, 85% of Available Cash From Dispositions will be distributed to Investors and 15% to the Manager.

     8.3 Interim Distributions Based on Estimates. To the extent that the Fund makes interim distributions prior to the end of any Fiscal Year, such distributions are provisional and may be made based upon estimates of the Manager of the results of operations of the Fund for the balance of the Fiscal Year, subject to a true-up at the end of such Fiscal Year. To the extent that the Fund subsequently determines that any amounts were improperly distributed, and not repaid to the Fund by any Shareholder, the Fund may take such action as the Manager shall determine to recover such amounts, including, without limitation, to offset any amounts of future distributions to such Shareholder to satisfy such repayment obligation.

     8.4 Distribution in Kind. If the Fund elects to make a distribution in kind of any of the assets of the Fund, it shall give notice of its election to each Shareholder, specifying the nature and value of all such assets to be distributed in kind, the deadline for giving notice of refusal to accept a distribution in kind and to the extent advisable, the estimated time necessary for the Fund to liquidate assets if those assets are not distributed and other information as required. In making such election, the Fund shall not arbitrarily value assets to be distributed in kind nor shall it specify assets to be distributed in kind in such a manner as to unreasonably advantage or disadvantage any Shareholder. A Shareholder may refuse to accept a distribution in kind by giving written notice to the Fund not later than 30 days after the effective date of the Fund's notice of distribution. If a Shareholder refuses a distribution in kind, the Fund shall retain in the Fund's name the portion of the assets which were to be distributed in kind and which were to be allocated to the refusing Shareholder (the "Retained Assets") and shall liquidate the Retained Assets in accordance with this Agreement. Upon liquidation of the Retained Assets, the sum realized shall be distributed to the Shareholder refusing distribution in kind in full discharge of the Fund's obligation to distribute the Retained Assets. In determining the Capital Accounts of the Shareholders, a distribution of assets in kind shall be considered a sale of the property distributed so that any unrealized gain or loss with respect to such property shall be deemed to have been realized and allocated among the Shareholders in accordance with Article 4.

     8.5 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Fund or the Shareholders shall be treated as amounts distributed to the Shareholders pursuant to this Article 8 for all purposes under this Agreement. The Fund may allocate any such amounts among the Shareholders in any manner that is in accordance with applicable law.

     8.6 Limitations. Distributions to Shareholders shall not be made to the extent they are prohibited by restrictions contained in the Delaware Act or other provisions of this Agreement. Further, distribution shall not be made to any Investor to the extent that the effect of such distributions would cause the balance of such Investor's Capital Account to be below zero unless such Investor undertakes an affirmative obligation to make a cash contribution to the Fund in the amount of any negative balance in such Investor's Capital Account and posts security satisfactory to the Manager to satisfy such restoration obligation.

                          ARTICLE 9: OPERATION OF FUND

     9.1 Investment Fee. The Fund shall pay Ridgewood out of Fund Property an investment fee in an amount equal to 4.5% of the base amount of each Capital Contribution per Investor Share. The base amounts are computed at the rate of $150,000 of Capital Contributions per Investor Share, without considering any discounts or waivers of fees. The investment fee payable in respect of Investors whose subscriptions for Shares are accepted by the Fund in 2005 is for the Manager's services provided in that year and the fee payable by Investors whose subscriptions for Shares are accepted by the Fund in a later year is for those services for capital contributed in that year. The fee in respect of services performed by the Manager during any year in which additional funds are received by the Fund under Section 9.6 shall be payable in accordance with the terms and conditions of any such offering pursuant to Section 9.6.

     9.2 Placement Agent and other Selling Commissions. (a) The Fund shall pay out of Fund Property to Ridgewood Securities Corporation or to any broker-dealer who effects the sale of one or more whole or fractional Shares, cash selling commissions in an aggregate amount equal to 8% of the base amount of each Capital Contribution. The base amounts are computed at the rate of $150,000 of Capital Contributions per Investor Share, without considering any discounts or waivers of fees. For serving as Placement Agent, Ridgewood Securities Corporation shall in addition be entitled to receive out of Fund Property a fee in an amount equal to 1% of each Capital Contribution. Such commissions payable on each Capital Contribution in respect of sales of Shares prior to the Termination Date and shall be due and payable promptly after the latest to occur of (i) acceptance by the Fund of an Investor's subscription, (ii) the Escrow Date, or (iii) the receipt by the Fund of the Investor's Capital Contribution. Except as set forth in this Section 9.2(a), the Placement Agent is not entitled to any other fee or reimbursement from the Fund.

     (b) Ridgewood may pay additional compensation to registered broker-dealers assisting in the sale of Investor Shares out of its own funds, including a portion of the cash otherwise distributable to the Manager hereunder or the fees payable to it by the Fund. In addition, Ridgewood, in its sole discretion, may waive or pay over to certain Investors a portion of distributions or fees from the Fund otherwise payable to it.

     9.3 Other Expenses.

     (a) Subject to Sections 9.3 (b) and (c), the Fund shall reimburse Ridgewood for all actual and necessary direct expenses paid or incurred in connection with the operation of the Fund, including but not limited to travel expenses and third party accounting, legal and consulting fees, to the extent that those expenses were incurred by Ridgewood in carrying out responsibilities assigned to it by this Agreement and were consistent with such Agreement.

     (b) The Fund shall pay the Manager out of Fund Property an organizational, distribution and offering fee in an amount equal to 3.5% of each Capital Contribution to cover all expenses incurred in the offer and sale of Shares, including legal, accounting, and consulting fees, printing, filing, postage and other expenses of organizing the Fund, distribution and selling costs and closing costs for the offering. The fee shall be payable on the Escrow Date as to Shares purchased through that date and on each date thereafter on which the Fund receives and collects full payment for additional accepted subscriptions for Shares. If these expenses exceed 3.5% of the aggregate Capital Contributions, the Manager shall pay such excess.

     (c) The Fund shall reimburse Ridgewood for direct expenses actually incurred for operational or project development services provided by Ridgewood to the extent (i) the charges for the services do not exceed amounts that would be charged by unrelated firms offering similar services and (ii) the Natural Gas Projects do not reimburse the Manager for those expenses.

     (d) In respect of the acquisition or disposition of all or a portion of the Fund Property, the Fund may be required to or may find it advantageous to and is authorized to, engage a broker or similar adviser and to pay a brokerage fee to the broker or other persons responsible for bringing the acquisition or disposition opportunity to the Fund's attention or for investigating, evaluating or negotiating the acquisition or disposition of the Fund's interest therein.

         9.4 Management Fee. For each 12-month period beginning on the date the offering of Investor Shares is commenced, and ending upon the winding up of the Fund's business, the Fund shall pay the Manager from Fund Property a Management Fee, payable in advance in equal monthly installments, at the annual rate of 2.5% of the aggregate of Capital Contributions.

     9.4 (a) The Management Fee will be payable by the Fund in equal monthly installments in advance beginning on the date the offering commences, and is payable from Fund cash flow, if any, or from other Fund assets, including without limitation, contributed capital and interest earned on interim investments.

     9.4 (b) The Management Fee shall be in lieu of any reimbursement the Manager for administrative and overhead expenses, including without limitation postage, communication, computer service, accounting, regulator reporting and compensation costs of the Manager allocable to the Fund.

     9.4 (c) The Management Fee does not defray fees, expenses and payments such as legal, outside accounting and consulting expenses, including amounts paid by the Fund to persons other than Ridgewood or any Affiliate Ridgewood, the Fund or Robert E. Swanson for performing due diligence identifying investment opportunities for the Fund. The Management Fee also does not defray extraordinary expenses incurred by Ridgewood or any expenses described in
Section 9.3(a). Amounts not defrayed by the Management Fee shall be borne by the Fund or Ridgewood under Section 9.3.

     9.5 Payment and Recoupment of Fees. As soon as funds have been released to the Fund from the escrow account referred to in Section 1.6 (c), they may be used to pay the fees referred to in Sections 9.1, 9.2, 9.3 and 9.4 the due. If the Manager withdraws the offering of Shares, or rejects any subscription for Shares, any person that has received payments from the proceeds of the offering shall return such payments to the Fund upon demand by the Manager.

     9.6 Supplemental Offering of Shares. The Fund from time to time may create and sell additional Investor Shares or additional classes or series Shares if the Manager in its sole discretion determines that the best interests the Fund so require. The Manager is authorized to determine or alter any or all the powers, rights, qualifications, limitations or restrictions granted or imposed upon any such series or supplemental Shares or the offering thereof, and to fix, alter or reduce the number of Shares comprising any such class or series, and to provide for the rights and terms of redemption or conversion of the Shares of any such class or series. Any such Shares may be offered to such persons and c such terms and conditions as the Fund may determine.

     9.7 Salvage Fund. The Fund will (and may be required by the operate of any Natural Gas Project to) reserve and set aside each month in a separate interest-bearing account ("Salvage Fund") a portion of the Fund's net revenue, any, that the Fund may receive form the production and sale of natural gas from each Natural Gas Project in which the Fund has invested until such time as if Salvage Fund contains an amount equal to the Fund's anticipated salvage value dismantling production platforms, plugging and abandoning the platform well and removing the platforms and platform wells in respect of each such Natural GE Project after its useful life, in accordance with applicable federal and state law and regulations. Any portion of the Salvage Fund that remains after the Fund pays its share of the salvage costs will be distributed to the Investors in accordance with the provisions of Section 8.1.

     9.8 Early Investment Incentive. The Fund is offering to such Early Investors an Early Investment Incentive upon the following terms and conditions:

     (a) For Investors who subscribe to the Fund no later than March 31, 2005 ("March Investors") and have fully paid their Capital Contribution shall receive an Early Investment Incentive equal to $10,000 per $150,000 Share.

     (b) For Investors who subscribe to the Fund between April 1, 2005 and April 30, 2005 ("April Investors") and have fully paid their Capital Contribution shall receive an Early Investment Incentive equal to $5,000 per $150,000 Share.

     (c) Investors who subscribe to the Fund after April 30, 2005 shall not be entitled to, nor shall they receive, an Early Investment Incentive.

     (d) The Manager anticipates that the Early Investment Incentive, as described herein, shall be paid either monthly or quarterly and shall be paid to both March Investors and April Investors simultaneously. March Investors shall receive a payment twice as large as that paid to April Investors for each payment period. The Manager will continue such payments, as described herein until the Early Investment Incentive to both March Investors and April Investors has been paid in full. Thereafter, all Investors share equally in distributions of the Fund in accordance with their individual ownership percentage.

     (e) Other than any right to receive an Early Investment Incentive, all other rights, privileges and obligations of Investors of the Fund shall remain as described herein. Therefore, except for an Early Investment Incentive, March Investors, April Investors and all other Investors have equal rights as described in this Agreement.

                             ARTICLE 10; ACCOUNTING

     10.1 Elections. The Fund shall elect the calendar year as its Fiscal Year. The Fund shall adopt the accrual method of accounting or such other method of accounting as the Fund shall determine. The Fund shall elect to be taxed only as a partnership unless this provision is amended with the consent of Investors whose aggregate Capital Contributions constitute more than 50% of all Capital Contributions to the Fund. The Fund may but shall not be required to make an election under Section 754 of the Code or corresponding state taxation laws. The Manager is empowered to make any other election permitted by law, including without limitation an election under Code Section 771, without prior notice to or consent by any other Shareholder.

     10.2 Books and Records. The Fund's books and records shall be kept at the principal place of business of the Fund and shall be maintained in accordance with generally accepted accounting principles, consistently applied. The Fund shall maintain supplemental records on the basis utilized in preparing the Fund's federal income tax return with such adjustments in accounting as are required by this Agreement or as the Fund determines would be in the best interests of the Fund.

     10.3 Reports. The Fund will keep each Shareholder and assignee complying with Article 13 currently advised as to activities of the Fund by communications furnished at least quarterly. An independent certified public accounting firm selected by the Fund will prepare the Fund's federal income tax return as soon as practicable after the conclusion of each year and each Shareholder will be furnished, at that time, with the necessary accounting information for each Shareholder to take into account and report separately such Shareholder's distributive share of the income and deductions of the Fund. The Fund will use its reasonable best efforts to obtain the information necessary for the accounting firm as soon as practicable and to transmit the resulting accounting and tax information to the Shareholders as soon as possible after receipt from the accounting firm.

     10.4 Bank Accounts. The Fund shall maintain separate segregated accounts in its name at one or more commercial banks, and the cash of the Fund shall be kept in any of those accounts as determined by the Fund.

     10.5 Interim Assets. To the extent the Fund's liquid capital is not otherwise committed to transactions or required for other purposes, the Fund may invest such liquid capital in any manner it deems prudent, including, but not limited to, the following:

     (a) Obligations of banks or savings and loan associations that are insured in their entirety by agencies of the United States government;

     (b) Obligations of or guaranteed by the United States government or its agencies; and

     (c) Money market or other short-term obligations or financial instruments (having a maturity of one year or less).

                 ARTICLE 11: RIGHTS AND OBLIGATIONS OF INVESTORS

     11.1 Participation in Management. No Shareholder (other than the Manager acting in its capacity as such) shall have the right, power, authority or responsibility to participate in the ordinary and routine management of the Fund's affairs or to bind the Fund in any manner.

     11.2 Rights to Engage in Other Ventures. No Investor or any officer, director, shareholder or other person holding a legal or beneficial interest in any Investor shall, by virtue of his ownership of a direct or indirect interest in the Fund, be in any way prohibited from or restricted in engaging in, or possessing an interest in, any other business venture of a like or similar nature including any other natural gas fund, project or property.

     11.3 Limitations on Transferability. The interest of an Investor shall not be transferable except under the conditions set forth in Article 13 hereof.

     11.4 Information. (a) In addition to information to be provided under
Section 10.3, the Fund will provide each Investor with information as specified in this Section 11.4. No Investor has any rights to information from the Fund except as provided in this Section 11.4 and Section 10.3.

     (b) No Investor or other person acting in the right of or for the benefit of an Investor is entitled to receive from the Fund or its Manager any information concerning any other Investor or offeree of the Fund's securities, without the prior written consent of the other Investor or offeree.

     (c) The Fund may withhold, redact or summarize other types of information so as to prevent Investor information from being disclosed in violation of
Section 11.4(b).

     (d) Each Investor is entitled to obtain the following information from the Fund upon reasonable written demand stating the purpose of the demand (which purpose must be reasonably related to the Investor's interest in the Fund):

     (i) True and full information regarding the Fund's business and financial condition and the contributions to the Fund, as such information is reasonably related to the Investor's stated purpose;

     (ii) Promptly after becoming available, a copy of the Fund's federal, state and local income tax returns or information returns for the preceding year and prior years to the extent reasonably available, provided however, that information that would otherwise not be available to an Investor hereunder shall not become available by reason of it being appended or attached to or part of such tax returns;

     (iii) A copy of the Certificate and this Agreement and all amendments thereto; and

     (iv) Copies of material agreements between the Fund and Ridgewood Energy Corporation or other Ridgewood Programs, if such agreements, or provisions thereof, are reasonably related to the Investor's stated purpose.

     (e) Investors are not entitled to agreements, technical information, trade secrets and other confidential information relating to the Fund's development of the Natural Gas Projects, or to the acquisition or transaction documents related thereto, unless the Manager, in its sole discretion, determines that disclosure will not harm the Fund or the Natural Gas Projects.

     (f) Notwithstanding Section 11.4(d), the Fund may keep confidential from Investors for such period of time as it deems reasonable any other information that it reasonably believes to be in the nature of trade secrets or other information that the Fund in good faith believes would not be in the best interests of the Fund to disclose or that could damage the Fund or its business or that the Fund is required by law or by agreement with a third party to keep confidential.

     (g) The Fund may establish reasonable standards governing, without limitation, the information and documents to be furnished and the time and the location, if appropriate, of furnishing that information and documents. Costs of providing information and documents shall be borne by the requesting Investor except for de minimis amounts consistent with the Fund's ordinary practices. The Fund shall be entitled to reimbursement for its direct, out-of-pocket expenses incurred in declining unreasonable requests (in whole or in part) for information.

     (h) Providing information to one Investor or to persons outside the Fund does not act as a waiver of the Fund's rights to withhold information to another Investor.

     (i) The Fund may keep its records in other than written form if capable of conversion into written form within a reasonable time.

              ARTICLE 12: POWERS, DUTIES AND LIMITATIONS OF MANAGER

     12.1 Management of the Fund. The Manager shall have full, exclusive and complete discretion in the management and control of the Fund. The Manager agrees to manage and control the affairs of the Fund to the best of its ability and to conduct the operations contemplated under this Agreement in a careful and prudent manner and in accordance with good industry practice. The Manager may bind the Fund.

     12.2 Acceptance of Subscriptions. The Manager shall not cause the Fund to accept any subscription for Shares except as provided in Article 1 or in Section 9.6, as the case may be.

     12.3 Specific Limitations. (a) The Manager shall not take any of the following actions without the affirmative vote or written consent of Investors pursuant to the procedures set forth in Sections 15.1 and 15.2 of this
Agreement:

     (1) Any act that would make it impossible to carry on the Fund's ordinary business;

     (2) Causing the dissolution or termination of the Fund prior to the expiration of its term, except as provided under Article 14;

     (3) Possessing Fund Property or assigning rights in specific Fund Property for other than a Fund purpose; or

     (4) Constituting any other person as a Manager, except as provided in
Article 14.

     (b) The Manager shall not take any action that would cause the Fund to be regulated as an "investment company" under the 1940 Act, nor will the Manager take any action that would cause the Fund to change its investment objectives and policies without the approval of Investors whose aggregate Capital Contributions constitute more than 50% of all Capital Contributions to the Fund at such time.

     (c) The Manager shall not sell, exchange, lease, mortgage, pledge or transfer all or a substantially all of the Fund's assets if not in the ordinary course of operation of Fund Property without the approval Investors whose aggregate Capital Contributions constitute more than 50% of all Capital Contributions to the Fund at such time.

     12.4 Specific Powers. In addition to the powers and duties otherwise provided for in this Agreement, the Manager has the following powers and duties:

     (a) To direct or supervise the Fund and the Fund's agents in the exercise of any action relating to the Fund's affairs, including without limitation the powers described in Section 1.8;

     (b) To take the actions specified in Section 12.3 or elsewhere in this Agreement if the approvals specified therein are obtained;

     (c) To amend this Agreement as specified in Section 15.8 or other provisions of this Agreement;

     (d) To lend money to the Fund or request the Investment Adviser to do so (without being obligated to do so) if such loan bears interest at a reasonable rate not exceeding the interest cost to the Manager or the amount that would be charged to the Fund by an unrelated lender on a comparable loan for the same purpose (without reference to the financial abilities or guarantees of the Manager or the Investment Adviser). The Manager or the Investment Adviser may not receive points or other financing charges or fees regardless of the amount loaned to the Fund. Before the Manager makes any loans to the Fund, the Manager will attempt to obtain a loan from an unrelated lender secured, if at all, only by Fund Property;

     (e) To approve in its sole discretion any transfer of Investor Shares;

     (f) To terminate the offering of Shares at any time prior to the Termination Date;

     (g) To withdraw the offering of Shares at any time as provided for in this Agreement;

     (h) To acquire such assets or properties, real or personal, as the Manager in its sole discretion deems necessary or appropriate for the conduct of the Fund's business and to sell, exchange, hedge or distribute to Shareholders in kind or otherwise dispose of any part of the Fund Property;

     (i) To operate any Natural Gas Project or other Fund Property acquired by the Fund, or to contract for operation under Section 12.5, or to engage non-Affiliates to operate any Project or other Fund Property on such terms as they may determine in their sole discretion;

     (j) To waive any fees or compensation payable to it and to credit such waived amount in its discretion against any obligations it may have to contribute capital under Section 14.6;

     (k) To provide, or arrange for the provision of, managerial assistance to the Natural Gas Projects in which the Fund invests;

     (l) To retain and own Working Interests in natural gas wells that are in the same lease block as, but are not part of, Fund Property; and

     (m) To establish valuation principles and to periodically apply such principles to the Fund's investment portfolio.

     12.5 Operation by an Affiliate. The Fund, by action of the Manager, may engage an Affiliate of the Manager to provide development, construction, operating, management, purchasing, planning and administrative services for any or all Natural Gas Projects operated by the Fund. Any such Affiliate may be paid for its services, provided that the cost of such services to the Fund is generally within the range of costs the Fund would have been charged by an unrelated third-party. Such Affiliate of the Manager under this Section 12.5 shall act under the supervision and direction of the Manager and does not have the authority to bind the Fund or act directly in its name except as authorized by the Manager or an officer of the Fund. The Manager under this Section 12.5 shall be reimbursed for all costs incurred by it as provided in Section 9.3 (c) but shall not receive any compensation in excess of its costs. The Fund may enter into an operating agreement or other agreements to implement this Section 12.5. The Manager shall not be compensated or reimbursed under this Section 12.5 for any services related to the administration of the Fund as a whole, to relations with Investors or the offering of Shares or to the identification, acquisition or disposition of Natural Gas Projects.

     12.6 Officers of Fund. (a) The Manager shall appoint a President, one or more Vice Presidents, a Secretary and such other officers and agents of the Fund as the Manager may from time to time consider appropriate, none of who need be a Shareholder. Each officer shall have the powers and duties usually appertaining to a similar officer of any similar limited liability company or alternative entity under the direction of the Manager and shall hold office at the pleasure of the Manager. Unless otherwise specified by the Manager, the President of the Fund shall be its chief executive officer. The same person may hold any two or more offices. Any officer may resign by delivering a written resignation to the Manager and such resignation shall take effect upon delivery or as otherwise specified therein.

     (b) All conveyances of real property or any interest therein by the Fund may be made by the Manager, which shall execute on behalf of the Fund any instruments necessary to effect the conveyance. A certificate of the Secretary of the Fund stating compliance with this Section 12.6 (b) shall be conclusive in favor of any person relying thereon.

     (c) All other documents, agreements, instruments and certificates that are to be made, executed or endorsed on behalf of the Fund shall be made, executed or endorsed by such officers of the Fund, the Manager or persons as the Manager shall from time to time authorize and such authority may be general or confined to specific instances. In the absence of other provisions, the President is authorized to execute any document, to take any action on behalf of the Fund and to authorize other officers to execute confirmatory documents or certificates.

     12.7 Presumption of Power. The execution by the Manager or the Fund's officers of leases, assignments, conveyances, contracts or agreements of any kind whatsoever shall be sufficient to bind the Fund. No person dealing with the Manager or the Fund's officers shall be required to determine their authority to make or execute any undertaking on behalf of the Fund, nor to determine any fact or circumstances bearing upon the existence of their authority nor to see the application or distribution of revenues or proceeds derived therefrom, unless and until such person has received written notice to the contrary.

     12.8 Obligations Not Exclusive. The Manager and the officers of the Fund shall be required to devote only such part of their time as is reasonably needed to manage the business of the Fund or discharge their duties, it being understood that Ridgewood, as Manager, and the officers of the Fund have and shall have other business interests and therefore shall not be required to devote their time exclusively to the Fund. Ridgewood Energy Corporation and the officers of the Fund shall in no way be prohibited from or restricted in engaging in, or possessing an interest in, any other business venture of a like or similar nature. Nothing in this Section 12.8 shall relieve Ridgewood Energy Corporation of its or their fiduciary or contractual obligations to the Investors, except as limited in Article 3. Notwithstanding anything to the contrary contained in this Article or elsewhere in this Agreement, Ridgewood Energy Corporation has no duty to take any affirmative action with respect to management of the Fund's business or Fund Property which might require the expenditure of monies by the Fund or Ridgewood Energy Corporation unless the Fund is then possessed of such monies available for the proposed expenditure. Except as otherwise provided in this Agreement, under no circumstances shall Ridgewood Energy Corporation be required to expend its own funds in connection with the day to day operation of Fund business.

     12.9 Removal or Incapacity of a Manager. (a) Investors whose aggregate Capital Contributions constitute at least 25% of all Capital Contributions to the Fund at such time may propose the removal of the Manager, either by calling a meeting or soliciting consents in accordance with the terms of this Agreement. On the affirmative vote of Investors whose aggregate Capital Contributions constitute more than 50% of all Capital Contributions to the Fund at such time the Manager shall be removed effective as of the date the vote is completed.

     (b) If Ridgewood is removed as Manager or is incapable of acting as Manager as enumerated in Section 14.1(c), or it resigns for cause, it may elect in its sole discretion to take and to cause the Fund to take one of the following courses of action:

     (1) The former Manager may elect to exchange its Management Share for a series of cash payments from the Fund to the former Manager in amounts equal to the amounts of distributions to which the former Manager would otherwise have been entitled under this Agreement in respect of investments made by the Fund prior to the date of the removal or other incapacity. Such payments shall be payable out of the Fund's available cash before any distributions are made to the Investors pursuant to this Agreement. For purposes of this Section 12.9
(b)(1), from and after the date of any such removal or other incapacity: (i) the former Manager's interest in the Fund attributable to its Management Share shall be terminated and its Capital Account shall be reduced by the amount which is attributable to its Management Share and (ii) the former Manager shall continue to receive its pro rata share of all allocations to Investors provided in this Agreement that are attributable to Investor Shares acquired by the Manager.

     (2) In the alternative, the former Manager may engage a qualified independent appraiser and cause the Fund to engage a separate qualified independent appraiser (at the Fund's expense in each case), who together shall value the Fund Property as of the date of such removal or other incapacity as if the Fund Property had been sold at its fair market value so as to include all unrecognized gains or losses. If the two appraisers cannot agree on a value, they, shall appoint a third independent appraiser (whose cost shall be borne by the Fund) whose determination, made on the same basis, shall be final and binding Based on the appraisal, the Fund shall make allocations to the former Manager's Capital Account of Profits, Losses and other items as of the date of such removal or other incapacity as if the Fund's Fiscal Year had ended, solely for the purpose of determining the former Manager's Capital Account. If the former Manager has positive Capital Account after such allocation, the Fund shall deliver a promissory note of the Fund to the former Manager, with a principal amount equal to the balance in that Capital Account and which shall bear interest at a rate per annum equal to the prime rate in effect at Chase Manhattan Bank, N.A. on the date of removal or other incapacity, with interest payable annually and principal payable annually only to the extent of 25% of any available cash before any distributions thereof are made to the Investors under this Agreement. If the Capital Account of the former Manager has a negative balance after such allocation, the former Manager shall contribute to the capital of the Fund, in its discretion, either cash in an amount equal to the negative balance in its Capital Account or a promissory note to the Fund in such principal amount maturing five years after the date of such removal or other incapacity, bearing interest payable annually at the rate specified above. For purposes of this Section 12.9 (b)(2), from and after the date of any such removal or other incapacity, the former Manager's Management Share in the Fund shall be terminated and the former Manager shall no longer have any interest in the Fund other than the right to receive the promissory note and payments thereunder as provided above.

     (c) In the event that the Manager is removed or no longer serves as a Manager due to an incapacity enumerated in Section 14.1(c), the former Manage shall not be entitled to any uncollected fees specified in Article 9 to the extent not accrued before the date of such removal or other incapacity.

     (d) Notwithstanding anything else contrary contained herein, removal of the Manager shall only be effective upon the selection and engagement of a new manager, pursuant to the terms set forth herein

     12.10 Indemnification of Placement Agent. (a) The Placement Agent shall not have any duty, responsibility or obligation to the Fund or any Shareholder as a consequence of its right to receive any selling commissions or placement agent fees from the Fund in connection with any offering of Shares, except to the extent provided under applicable Federal and State law. The Placement Agent has not assumed, and will not assume, any responsibility with respect to the Fund nor will it be permitted by the Fund to assume any duties, responsibilities or obligations regarding the management, operations or any of the business affairs of the Fund, subsequent to any offering of Shares.

     (b) The Placement Agent shall be indemnified and held harmless by the Fund against any losses, damages, liabilities or costs (including reasonable attorneys' fees) arising from any threatened, pending or completed action, suit, claim or proceeding by any Shareholder against the Placement Agent (except as may be limited by the Act or applicable state statutes), based upon the assertion that the Placement Agent has any continuing duty or obligation, subsequent to any offering of Shares, to the Fund or any Shareholder or otherwise to monitor Fund operations or report to Investors concerning Fund operations.

     12.11 Potential Conflicts of Interest. (a) There are potential conflicts of interest involved in the operation of the Fund, including but not limited to:

     (i) competing demands for management resources of Ridgewood and other Affiliates; (
     ii) conflicts between the interests of Ridgewood and its Affiliates in receiving compensation from the Fund for investment activities, operating activities, and divestitures, as well as reimbursement for expenses, and the interests of the Investors;
     (iii) conflicts relating to the allocation of costs and expenses among Ridgewood's other investment programs;
     (iv) conflicts arising from the fact that Ridgewood will not make a capital contribution in respect of its interest as such in the Fund and that the Investors will supply all of the capital of the Fund;
     (v) conflicts caused by the fact that Ridgewood shares in gains realized from the Natural Gas Projects but does not share in losses realized on such projects;
     (vi) conflicts caused by the fact that Ridgewood has broad discretion to determine distributions, allocations of profit and loss and other items and that the entitlements of Ridgewood to fees, distributions and other items can be increased or decreased as a result of the use of that discretion;
     (vii) conflicts caused by the fact that Ridgewood may make subjective determinations of the value of the Fund's assets, and any such determination affects the performance record of the Fund;
     (viii) conflicts between the interests of the Fund and of other programs when Ridgewood allocates favorable or unfavorable investment opportunities among them, and conflicts arising if one program or Fund supplies capital for an investment and another program or Fund later is allocated a portion of that investment and returns a proportionate amount of capital to the first;
     (ix) conflicts between the interests of the Fund and other programs sponsored by Ridgewood and its Affiliates;
     (x) potential interests of Ridgewood or its Affiliates in competing investment programs; (xi) conflicts that may arise because the Fund may effect acquisition and development activities on its own or together with Affiliates;
     (xii) the lack of independent representation of Investors in structuring this offering and in determining compensation or with respect to material transactions between the Fund and other programs sponsored by Ridgewood, which would require only the approval of Ridgewood for authorization; and (xiii) the Fund's Natural Gas Projects may be competing against the projects of other programs sponsored by Ridgewood and, additionally, officers of Ridgewood and of the Fund may be directors or advisers to competing projects.

     (b) In determining a course of action or deciding among various alternatives, the Manager will consider these and other conflicts that may exist and exercise reasonable business judgment when determining such action or choosing among various alternatives. The Manager shall not be liable to Shareholders hereunder regarding such action unless the Manager exercised bad faith, gross negligence or willful misconduct.

                         ARTICLE 13: TRANSFERS OF SHARES

     13.1 Transfer or Resignation by a Manager. A Manager shall not sell, assign or otherwise transfer its Management Share or resign without first obtaining the consent of a Majority of the Voting Shares, except that (i) a Manager may pledge its Management Share for a loan; provided that such pledge does not reduce the cash flow of the Fund distributable to other Shareholders and (ii) a Manager may waive or assign compensation or fees payable to it.

     13.2 Transfers by Investors. An Investor may sell, exchange or transfer his Shares except as restricted by and upon compliance with all applicable laws and all of the following provisions of this Section 13.2:

     (a) Shares may not be transferred to any person or entity if, as determined by the Fund, such assignment would have adverse regulatory consequences to the Fund or any Fund Property.

     (b) Within 30 days after written notice of a proposed sale or assignment is received by the Fund from an Investor, the Fund may request in its sole discretion an opinion of counsel acceptable to the Fund that the proposed transfer (i) would not invalidate the exemption afforded by Section 4(2) of the

Act or by Regulation D promulgated under the Act and the exemption afforded by any applicable state securities laws as to any offering of interests in the Fund and (ii) complies with the exemption afforded by Section 4(1) of the Act and qualifies for an exemption from registration under any applicable state securities laws (including any investor suitability standard applicable to the transferee or the Fund).

     (c) The written approval of the Manager must be obtained, the granting or denial of which shall be within its sole and absolute discretion and may be denied for any reason including, without limitation, that the admission of the proposed transferee or the transfer may be harmful to the Fund or its operations.

     (d) The transferor and transferee must deliver a dated notice in writing signed by each, confirming that (i) the transferee accepts and agrees to comply with all the terms of this Agreement and (ii) the transfer was made in compliance with this Agreement and all applicable laws and regulations.

     (e) The transferor, transferee and the Fund must execute all other certificates, instruments and documents and take all such additional action as the Fund may deem appropriate.

     (f) The Fund may require as a condition to any transfer that may create a future interest that an opinion of counsel acceptable to the Fund be delivered to the Fund confirming that the proposed transfer does not have adverse effects on the Fund under the rule against perpetuities or similar provisions of law. Transfers shall be effective and recognized upon fulfillment of the requirements of clauses (a) through (f) above and the transferee shall be an Investor owning Investor Shares with the same rights as appertained to the transferor. Any purported sale or transfer consummated without first complying with this Section
13.2 shall be void.

     13.3 Assignments by Operation of Law. If any Investor shall die, with or without leaving a will, or become non compos mentis, bankrupt or insolvent, or if a corporate, partnership or trust Investor dissolves during the Fund term or if any other involuntary transfer of an Investor's Shares is made, the legal representatives, heirs and legatees (and spouse, if the Shares have been community property of such Investor and his or her spouse), bankruptcy assignees, successors, assigns and corporate, partnership or trust distributees or such other involuntary transferees shall not become transferees but shall have (subject to the other terms and provisions hereof) such rights as are provided with respect to such persons under the law; provided, however, that such legal representatives, heirs and legatees, spouse, bankruptcy assignees, successors, assigns and corporate, partnership or trust distributees or involuntary transferees may become transferees in accordance with the provisions of Section 13.2.

     13.4 Expenses of Transfer. In the sole discretion of the Fund, the person acquiring Shares pursuant to any of the provisions of this Article 13 may be required to bear all costs and expenses necessary to effect a transfer of such Shares including, without limitation, reasonable attorney's fees incurred in preparing any required amendments to this Agreement and the Certificate to reflect such transfer or acquisition and the cost of filing such amendments with the appropriate governmental officials.

     13.5 Survival of Liabilities. No sale or assignment of Shares shall release the transferor from those liabilities to the Fund, which survive such assignment, or sale as a matter of law or that are imposed under Section 3.4.

     13.6 No Accounting. No transfer of Shares, whether voluntary, involuntary or by operation of law, shall entitle the transferor or transferee to demand or obtain immediate valuation, accounting or payment of the transferred Shares.

              ARTICLE 14: DISSOLUTION, TERMINATION AND LIQUIDATION

     14.1 Dissolution. Unless the provisions of Section 14.2 are elected, the Fund shall be dissolved and its business shall be wound up upon the decision of the Manager to withdraw the offering of Shares described in the Memorandum in accordance with Section 12.4(g) or on the earliest to occur of:

     (a) December 31, 2040;

     (b) The sale of all or substantially all of the Fund Property;

     (c) The death, removal, dissolution, resignation, insolvency, bankruptcy or other legal incapacity of the Manager or any other event which would legally disqualify the Manager from acting hereunder;

     (d) The decision of all Investors or the Manager and a Majority of Investors; or

     (e) The occurrence of any other event, which, by law, would require the Fund to be dissolved.

     14.2 Continuation of the Fund. Upon the occurrence of any event of dissolution described in Sections 14.1 (a) through (e), inclusive, the Fund shall be dissolved and wound up unless (i) the Manager and a majority of the Shareholders within 90 days after the occurrence of any such event of dissolution elect to continue the Fund or, (ii) if there are no remaining Manager within 90 days after the occurrence of any such event of dissolution, then, by an affirmative vote of a majority of the Shareholders, the Fund shall be continued on the terms and conditions herein contained and such Shareholders shall designate one or more persons willing to be substituted as a Manager. In the event there is no remaining Manager and the Shareholders have elected to continue the Fund, as set forth herein, it shall be continued with the new Manager or Manager who shall succeed to and assume all of the powers, privileges and obligations of the previous Manager hereunder except as specified in Section 12.9. In the event of dissolution under this Section 14.2, the former Manager shall have the rights specified in Section 12.9.

     14.3 Liquidation Procedure. Upon dissolution of the Fund for any reason:

     (a) A reasonable time shall be allowed for the orderly liquidation of the assets of the Fund and the discharge of liabilities to creditors so as to enable the Fund to minimize the losses normally attendant to liquidation;

     (b) The Shareholders shall continue to receive Available Cash from Operations or Available Cash From Dispositions, as the case may be, subject to the other provisions of this Agreement and to the provisions of subsection (c) hereof, and shall share Profits and Losses for all tax and other purposes during the period of liquidation; and

     (c) The Manager shall act as liquidating Manager and shall proceed to liquidate the Fund Properties to the extent that they have not already been reduced to cash unless the liquidating Manager elects to make distributions in kind to the extent and in the manner herein provided and such cash, if any, and property in kind, shall be applied and distributed to the Shareholders to the extent of, and in proportion to, the positive balances of their Capital Accounts and then in accordance with Article 8.

     14.4 Liquidating Trustee. (a) If the dissolution of the Fund is caused by circumstances under which no Manager is available to act as liquidating Manager or if all liquidating Manager are unable or refuse to act, the Shareholders, by a majority vote, shall appoint a liquidating trustee who shall proceed to wind up the business affairs of the Fund. If no liquidating trustee is appointed within 180 days after the event of dissolution, any Shareholder may petition the Court of Chancery of Delaware to appoint a liquidating trustee. The liquidating trustee shall have no liability to the Fund or to any Shareholder for any loss suffered by the Fund which arises out of any action or inaction of the liquidating trustee if the liquidating trustee, in good faith, determined that such course of conduct was in the best interests of the Shareholders and such course of conduct did not constitute negligence or misconduct of the liquidating trustee. The liquidating trustee shall be indemnified by the Fund against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Fund, provided that the same were not the result of negligence or misconduct of the liquidating trustee.

     (b) Notwithstanding the above, the liquidating trustee shall not be indemnified and no expenses shall be advanced on its behalf for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws, unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

     14.5 Death, Insanity, Dissolution or Insolvency of an Investor. The death, insanity, dissolution, winding up, insolvency, bankruptcy, receivership or other legal termination of an Investor who is not a Manager shall have no effect on the life of the Fund and the Fund shall not be dissolved thereby.

     14.6 Manager's Capital Contributions. Upon or prior to the first distribution in liquidation, the Manager shall contribute to the capital of the Fund an amount equal to any deficit in the Capital Account of such Manager calculated just prior to the date of such distribution, to the extent not previously contributed. The Manager, in its discretion, may comply with this
Section 14.6 by waiving all or a portion of a distribution or any other compensation to which it is entitled under this Agreement.

     14.7 Withdrawal of Offering. Dissolution of the Fund resulting from withdrawal of the offering of Shares is governed by Section 1.6(c) and Section 12.4(g).

                            ARTICLE 15: MISCELLANEOUS

     15.1 Notices. Notices or instruments of any kind which may be or are required to be given hereunder by any person to another shall be in writing and deposited in the United States Mail, certified or registered, postage prepaid, or delivered overnight and addressed to the respective person at the address appearing in the records of the Fund. Any Investor may change his address by giving notice in writing, stating his new address, to the Fund. Any notice shall be deemed to have been given effective as of 72 hours, excluding Saturdays, Sundays and holidays, after the depositing of such notice in an official United States Mail receptacle. Notice to the Fund may be addressed to its principal office.

     15.2 Meetings of Shareholders. (a) Meetings. The Manager may call meetings of the Shareholders, the Investors or any subgroup thereof concerning any matter on which they may vote as provided by this Agreement or by law or to receive and act upon a report of the Manager on matters pertaining to the Fund's business and activities. Investors holding 25% or more of the outstanding securities or Shares entitled to vote on the matter may also call meetings by giving notice to the Fund demanding a meeting and stating the purposes therefore. After calling a meeting or within 20 days after receipt of a written request or requests meeting the requirements of the preceding sentence, the Fund shall mail to all Shareholders entitled to vote on the matter written notice of the place and purposes of the meeting, which shall be held on a date not less than 15 days nor more than 45 days after the Fund mails the notice of meeting to the Shareholders. Any Shareholder entitled to vote on the matter may appear and vote or consent at a meeting by proxy, provided that such authority is granted by a writing signed by the Shareholder and delivered to the Fund at or prior to the meeting.

     (b) Consents. Any consent required by this Agreement or any vote or action by the Shareholders or any subgroup thereof may be effected without a meeting by a consent or consents in writing signed by the persons required to give such consent, to vote or to take action. The Manager may solicit consents or Investors holding 25% or more of the outstanding securities or Shares entitled to vote on the matter may demand a solicitation of consents by giving notice to the Fund stating the purpose of the consent and including a form of consent. The Fund shall effect a solicitation of consents by giving those Shareholders who may vote a notice of solicitation stating the purpose of the consent, a form of consent and the date on which the consents are to be tabulated, which shall be not less than 15days nor more than 45days after the Fund transmits the notice of solicitation for consents. If Investors holding 25% or more of the outstanding securities or Shares entitled to vote on the matter demand a solicitation, the Fund shall transmit the notice of solicitation not later than 20 days after receipt of the demand.

     (c) General. To the extent not inconsistent with this Agreement, Delaware law governing meetings, proxies and consents for limited liability companies shall apply as to the procedure, validity and use of meetings, proxies and consents. Any Shareholder may waive notice of or attendance at any meeting or notice of any consent, whether before or after any action is taken. The date on which the Fund transmits the notice of meeting or notice soliciting consents shall be the record date for determining the right to vote or consent. A list of the names, addresses and shareholdings of all Shareholders shall be maintained as part of the Fund's books and records.

     (d) Interested Parties. A Shareholder may vote Shares owned by it on any question permitted under this Agreement regardless of whether that Shareholder,

Affiliates of that Shareholder or other persons associated with or related to that Shareholder have a personal interest in the subject matter of the transaction. Delaware law governing the voting of shares in a corporation shall determine the legal effect of a vote by a Shareholder having an interest described in the preceding sentence.

     15.3 Loan to Fund by Shareholder. If any Shareholder shall, in addition to his Capital Contribution to the Fund, lend any monies to the Fund, the amount of any such loan shall not increase his Capital Account nor shall it entitle him to any increase in his share of the distributions of the Fund, but the amount of any such loan shall be an obligation on the part of the Fund to such Shareholder and shall be repaid to him on the terms and at the interest rate negotiated at the time of the loan, and the loan shall be evidenced by a promissory note executed by the Fund except that no Shareholder shall be personally obligated to repay the loan, which shall be payable and collectible only out of the assets of the Fund.

     15.4 Delaware Laws Govern. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. Each Party hereto agrees and consents (i) to be subject to the personal jurisdiction of the courts of the State of Delaware, (ii) that venue for any litigation between or against any of the parties hereto may be maintained in New Castle County, Delaware, and (iii) that service of process may be achieved by mail return receipt requested, overnight delivery or personal hand delivery.

     15.5 Arbitration.

     (a) Binding Arbitration. (1) Except as set forth in Section 15.5 (b), any individual claim or dispute (collectively "Claims") of every type (whether under statute, in contract, tort or otherwise and whether for money damages, penalties or declaratory or equitable relief) arising from or related in any way to this Agreement, including any question regarding its existence, validity or termination, or the operation and management of the Fund by the Fund or the Manager, or their employees, officers, directors, agents or assigns, shall be resolved by binding arbitration governed by the Federal Arbitration Act and conducted in accordance with rules of the American Arbitration Association, provided however, that if the Federal Arbitration Act should be held inapplicable for any reason, including the ruling of a court, then the laws of the State of Delaware shall apply to such arbitration hearing and proceeding. The number of arbitrators shall be three (3), with each Party having the right to appoint one arbitrator, who shall together appoint a third neutral arbitrator, each such arbitrator having experience in the field of securities law and offerings, including private securities offerings. Such arbitration hearing and proceedings shall be conducted in New York, New York.

     (ii) The Parties hereby expressly waive any right of appeal to any court. There will be no written record or transcript of the proceedings required, unless otherwise requested by the Parties or a Party, who shall bear the costs thereof. All of the Arbitrators' orders and decisions may be enforceable in, and judgment upon any award may be rendered in the arbitration proceeding may be confirmed and entered by, a Delaware court having proper jurisdiction. The Parties agree that all arbitration proceedings concluded hereunder and the decision of the Arbitrators shall be kept confidential and not disclosed to any third party, except for a Party's affiliates, accountants and lawyers.

     (iii) Notwithstanding anything else contrary contained herein, the Arbitrators shall have no authority or power to award consequential, special, indirect, treble, exemplary or punitive damages of any type, the Parties hereby waiving their rights, if any, to recover consequential, special, indirect, treble, exemplary or punitive damages with respect to this Agreement.

     (b) No Class Action. The Parties expressly agree that no Claim may be brought or submitted to arbitration or heard by any arbitration panel pursuant to this Section 15.5 as a class action, or consolidated with any other Claims and the arbitrators or arbitration panel shall have no authority to consolidate claims or certify a class of Claims. Each Shareholder expressly waives any right it may have to submit or consolidate their Claim with those of other Shareholders and shall be limited to submitting their individual claim to arbitration. No arbitrator or arbitration panel shall have the power or authority to interpret the legality or enforceability of this Section 15.5 (b) and any such dispute regarding the applicability, legality or enforceability of this Section 15.5(b) shall be submitted to and exclusively determined by a court of law in accordance with the requirements of Section 15.4. If this Section 15.5(b) is found by a court of law to be invalid or unenforceable under any law or statute, then the entirety of Section 15.5 shall be null and void with respect to any Claims and, thereafter, all Claims shall only be resolved by filing an action in a court of law in accordance with Section 15.4 hereof. The Parties agree that any arbitration shall be postponed during the pendenacy of any appeal of a court's ruling regarding the legality or enforceability of this
Section 15.5(b).

     15.6 Limited Power of Attorney. Each Investor irrevocably constitutes and appoints the Manager as his true and lawful attorney-in--fact and agents to effectuate and to act in his name, place and stead, in effectuating the purposes of the Fund including the execution, verification, acknowledgment, delivery, filing and recording of this Agreement as well as all authorized amendments thereto and hereto, all assumed name and doing business certificates, documents, bills of sale, assignments and other instruments of conveyances, leases, contracts, loan documents and counterparts thereof, and all other documents which may be required to effect a continuation of the Fund and which the Fund deems necessary or reasonably appropriate, including documents required to be executed in order to correct typographical errors in documents previously executed by such Investor and all conveyances and other instruments or other certificates necessary or appropriate to effect an authorized dissolution and liquidation of the Fund. The power of attorney granted herein shall be deemed to be coupled with an inters shall be irrevocable and shall survive the death, incompetency or legal disability an Investor.

     15.7 Disclaimer. In forming this Fund, all Investors recognize that I Fund's businesses are highly speculative and that neither the Fund nor the Manager nor any other Managing Person makes any guaranty or representation any Investor as to the probability or amount of gain or loss from the conduct Fund business.

     15.8 Amendment and Construction of Agreement. (a) This Agreement may be amended by the Manager, without notice to or the approval of the Investors, from time to time for the following purposes: (1) to cure any ambiguity, formal defect or omission or to correct or supplement any provision herein that may be inconsistent with any other provision contained herein or in the Memorandum or to effect any amendment without notice to or approval by Investors, as specified in other provisions of this Agreement; (2) to make such other changes or provisions in regard to matters or questions arising under this Agreement that will not materially and adversely affect the interest of any Investor; (3) to otherwise equitably resolve issues arising under the Memorandum or this Agreement, so long as similarly situated Investors are not treated materially differently; (4) to maintain the federal tax status of the Fund and any of its Shareholders (so long as no Investor's .liability is materially increased without his consent); (5) as otherwise provided in this Agreement or (6) to comply with law.

     (b) Other amendments to this Agreement may be proposed by either the Manager or Investors whose aggregate Capital Contributions constitute 25% or more of the Capital Contributions, in each case by calling a meeting or requesting consents under Section 15.2 and specifying the text of the amendment and the reasons therefore. No amendment under this Section 15.8 (b) that increases any Shareholder's liability, changes the Capital Contributions required of him or his rights in interest in the Profits, Losses, deductions, credits, revenues or distributions of the Fund in more than a de minimis manner, his rights on dissolution, or any voting or management rights set forth in this Agreement shall become effective as to that Shareholder without his written approval thereof. Unless otherwise provided herein, all other amendments must be approved by the holders of a Majority of the outstanding Voting Shares and, if the terms of a series of Shares or securities so require, by the vote of the holders of such class, series or group specified therein.

     (c) The Manager has power to construe this Agreement and to act up any such construction. Its construction of the same and any action taken pursue thereto by the Fund or a Managing Person in good faith shall be final and conclusive.

     15.9 Bonds and Accounting. The Manager shall not be required to give bond or otherwise post security for the performance of their duties and the Fund waives all provisions of law requiring or permitting the same. No person shall be entitled at any time to require the Fund or any Shareholder to submit to a judicial or other accounting or otherwise elect any judicial, administrative or executive supervisory proceeding applicable to non-business trusts.

     15.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Shareholders (and their spouses if the Shares of such Shareholders shall be community property) as well as their respective heirs, legal representatives, successors and assigns. This Agreement constitutes the entire agreement between the Fund and the Shareholders with respect to the formation and operation of the Fund, other than the Subscription Agreement entered into between the Fund and each Investor and the Management Agreement.

     15.11 Headings. Headings of Articles and Sections used herein are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

     15.12 Tax Matters Partner. The Manager is the tax matters partner of the Fund under Code Section 6221.


RIDGEWOOD ENERGY CORPORATION
Initial Manager



By: /s/ Robert E Swanson
    ----------------------------
    Robert E. Swanson, President